CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 419 and Amendment No. 422 to the Registration Statement on Form N-1A of EA Series Trust with respect to Matrix Advisors Value ETF, a series of shares of EA Series Trust, under the heading “Other Service Providers” in the Prospectus, “Independent Registers Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated August 29, 2024 on the financial statements and financial highlights of Matrix Advisors Value Fund, Inc. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders which is incorporated by reference into this Registration Statement.

                             /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 23, 2024